Exhibit 11

                             FLORIDA ROCK INDUSTRIES, INC.
	      COMPUTATION OF EARNINGS PER COMMON SHARE

                               THREE MONTHS ENDED      SIX MONTHS ENDED
                              	 MARCH 31,               MARCH 31,
                                 2003          2002        2003       2002

Income before cumulative
 effect of accounting change  $16,300,000   12,318,000  28,696,000  28,562,000

Cumulative effect of accounting
 Change                                 -            -     333,000           -

Net income                    $16,300,000   12,318,000  29,029,000  28,562,000

Common shares:

Weighted average shares
 outstanding during the
 period - used for basic
 earnings per share            28,605,208   28,351,700  28,594,536  28,298,152

Shares issuable under
 stock options which are
 potentially dilutive             400,273      585,654     434,553     587,026

Shares used for diluted
 earnings per share            29,005,481   28,937,354  29,029,089  28,885,178

Earnings per share:
 Basic
  Income before cumulative effect
   of accounting change             $ .57          .43        1.00        1.01
  Cumulative effect of accounting
   change                               -            -         .01           -

 Net income                         $ .57          .43        1.01        1.01

 Diluted
  Income before cumulative effect of
   accounting change                $ .56          .43         .99         .99
  Cumulative effect of accounting
   change                               -            -         .01           -

 Net income                         $ .56          .43        1.00         .99



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